Exhibit 23.1

Consent of Independent Auditors





The Stockholders and Board of Directors of
The Gillette Company:



We consent to incorporation by reference herein of our report dated
January 26, 1995 relating to the consolidated balance sheets of The Gillette Company and subsidiary companies as of December 31, 1994 and 1993, and the related consolidated statements of income and earnings reinvested in the business and cash flows for each of the years in the three-year period ended December 31, 1994 and the related schedule of valuation and qualifying accounts which reports appear or are incorporated by reference in the D





KPMG Peat Marwick LLP





Boston, Massachusetts
October 18, 1995